Exhibit 97
GROUPON, INC.
Clawback Policy
Effective as of October 2, 2023
Adopted November 22, 2023
Purpose

As required pursuant to the listing standards of the Nasdaq Stock Market LLC (the “Stock Exchange”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 under the Exchange Act, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Groupon, Inc. (the “Company”) has adopted this Clawback Policy (this “Policy”) to empower the Company to recover Covered Compensation (as defined below) erroneously awarded to a Section 16 Officer (as defined below) in the event of an Accounting Restatement (as defined below). This Policy also contains other compensation-related clawback provisions applicable to Covered Officers (as defined below) as described herein.

Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to the Company’s Legal Compliance Team (legalcompliance@groupon.com).

Triggering Events

Accounting Restatement

Unless a Clawback Exception (as defined below) applies, the Company will recover reasonably promptly from each Section 16 Officer the Covered Compensation Received (as defined below) by such Section 16 Officer in the event that the Company is required to prepare an Accounting Restatement. If a Clawback Exception applies with respect to a Section 16 Officer, the Company may forgo such recovery under this Policy from any such Section 16 Officer.

Detrimental Activity

If the Committee reasonably, and in good faith, determines that any current or former Covered Officer who was granted and Received Incentive-Based Compensation on or after the Effective Date (as defined below) has engaged in Detrimental Activity (as defined below), regardless of whether that Detrimental Activity resulted in any noncompliance that resulted in the Company’s obligation to prepare an Accounting Restatement, then the Committee may direct the Company to use prompt and reasonable efforts to recover from each Covered Officer all Covered Compensation. Notwithstanding anything to the contrary in this Policy, the provisions of this Policy applicable to the recovery of Covered Compensation due to Detrimental Activity shall only apply to Incentive-Based Compensation earned (with respect to performance share units) or paid (with respect to cash incentives) after the Effective Date.

Key Definitions

For purposes of this Policy, the following terms have the following meanings:

•“Accounting Restatement” means an accounting restatement that the Company is required to prepare due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

•“Covered Compensation” means:

(a) If the Triggering Event is due to an Accounting Restatement, the amount of Incentive-Based Compensation (as defined below) Received during the applicable Recovery Period (as defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received during such Recovery Period had it been determined based on the relevant restated amounts, and computed without regard to any taxes paid. Incentive-Based Compensation Received by a Section 16 Officer will only qualify as Covered Compensation for purposes of an Accounting Restatement if: (i) it is Received on or after October 2, 2023; (ii) it is Received after such Section 16 Officer begins service as a Section 16

Exhibit 97
Officer; (iii) such Section 16 Officer served as a Section 16 Officer at any time during the performance period for such Incentive-Based Compensation; and (iv) it is Received while the Company has a class of securities listed on a national securities exchange or a national securities association. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Covered Compensation for purposes of an Accounting Restatement is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such Incentive-Based Compensation that is deemed to be Covered Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company will maintain and provide to the Stock Exchange documentation of the determination of such reasonable estimate; or

(b) If the Triggering Event is due to a Covered Officer engaging in Detrimental Activity, the amount deemed appropriate by the Committee, but in no event will such Covered Compensation exceed the total amount of Incentive-Based Compensation earned (with respect to performance share units) or paid (with respect to cash incentives) to that Covered Officer for the year in which the Triggering Event occurred.

•“Covered Officer” means each Section 16 Officer and such other officers as may be specified by the Committee from time to time.

•“Detrimental Activity” means an intentional act of fraud or dishonesty in the performance of a Covered Officer’s duties with respect to the Company that results in any material financial loss to the Company.

•“Incentive-Based Compensation” means:

(a) If the Triggering Event is due to an Accounting Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans; or

(b) If the Triggering Event is due to a Covered Officer engaging in Detrimental Activity, (1) the annual or other short-term incentive awards granted or earned based on the degree of achievement of one or more financial reporting measures under the Company’s annual or short-term cash incentive compensation programs; (2) the performance share units or other performance-based awards (plus any amount attributable to such awards) granted or earned based on the degree of achievement of one or more financial reporting measures under the Company’s long-term incentive and/or equity programs; and (3) any other incentive-based compensation granted or earned based on the degree of achievement of one or more financial reporting measures pursuant to an “incentive plan,” as such term is defined for purposes of Regulation S-K under the Exchange Act; plus any shares of stock issued under, and/or any other benefit reasonably related to, such compensation.

•“Financial Reporting Measure” is defined as a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures.

•“Received” means:

(a) If the Triggering Event is due to an Accounting Restatement, Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period; or

(b) If the Triggering Event is due to a Covered Officer engaging in Detrimental Activity, “Received” means with respect to any Incentive-Based Compensation, the Incentive-Based Compensation as to which either the applicable performance period ended (i) at any time during the three fiscal years prior to the year in which the Committee determines that a Triggering Event due to a Covered Officer engaging in Detrimental Activity has occurred or (ii) at any time prior to such a Triggering Event in the year in which the Committee determines that such a Triggering Event has occurred. In addition, for any stock-settled Incentive-Based Compensation, the amount Received means the amount granted as of the grant date (for unvested awards) or paid as of the payment date (for vested awards).

Exhibit 97

•“Recovery Period” means the three completed fiscal years immediately preceding the Trigger Date (as defined below) and, if applicable, any transition period resulting from a change in the Company’s fiscal year within or immediately following those three completed fiscal years (provided, however, that if a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, such period would be deemed to be a completed fiscal year).

•“Section 16 Officer” is defined as any current or former “Section 16 officer” of the Company within the meaning of Rule 16a-1(f) under the Exchange Act, as determined by the Board or the Committee. Section 16 Officers include, at a minimum, “executive officers” as defined in Rule 3b-7 under the Exchange Act and identified under Item 401(b) of Regulation S-K.

•“Trigger Date” as of which the Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, applicable Board committee, or officers authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare the Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare the Accounting Restatement.

•“Triggering Event” means an Accounting Restatement or Detrimental Activity.

Clawback Exceptions

The Company is required to recover all Covered Compensation Received by a Section 16 Officer in the event of a Triggering Event due to an Accounting Restatement unless (i) one of the following conditions are met and (ii) the Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Exchange Act (under such circumstances, a “Clawback Exception” applies):

•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such erroneously awarded Covered Compensation from such Section 16 Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);

•recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or

•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.

If the Triggering Event is due to a Covered Officer engaging in Detrimental Activity, the Committee has discretion regarding whether it will choose to recover Covered Compensation Received by such Covered Officer, regardless of whether a Clawback Exception applies.

Prohibitions

The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Section 16 Officer against the loss of erroneously awarded Covered Compensation due to an Accounting Restatement.

Administration and Interpretation

The Committee will administer this Policy in accordance with the Final Guidance (with respect to Triggering Events due to an Accounting Restatement), and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in this Policy, subject to the Final Guidance. At least once a year, the Committee will meet to consider

Exhibit 97
any necessary or appropriate changes to this Policy and will consult either a compensation consultant or an outside legal counsel to assess the alignment of this Policy with prevailing market practices and developments in applicable law and regulations. The Committee will have full and exclusive authority to take any action with respect to this Policy it deems appropriate, including following such annual review. All such reasonable actions, interpretations and determinations taken or made by the Committee will be final, conclusive and binding.

The Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, and as it deems necessary or desirable to recover any Covered Compensation.

Each Covered Officer, upon being so designated or assuming such position, is required to execute and deliver to the Legal Compliance Team (legalcompliance@groupon.com) an acknowledgment of and consent to this Policy, substantially in the form attached hereto or such other form that is reasonably acceptable to and provided by the Company from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Company in connection with any of such Covered Officer’s obligations to the Company pursuant to this Policy, and (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy. For the avoidance of doubt, each Covered Officer will be fully bound by, and must comply with, this Policy, whether or not such Covered Officer has executed and returned such acknowledgment and consent form to the Company.

Disclosure

This Policy, and any recovery of Covered Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Final Guidance.

No Duplication of Recovery.

There shall be no duplication of recovery under the provisions of this Policy related to Accounting Restatements and Detrimental Activity nor between this Policy and 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002).

Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall supersede the Company’s Clawback Policy, adopted October 14, 2021 (the “Prior Policy”), effective as of the Effective Date. Notwithstanding the foregoing, the Prior Policy will remain in effect with respect to any Covered Compensation Received prior to the Effective Date.

Exhibit 97
GROUPON, INC.

Clawback Policy Acknowledgment and Consent

The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Clawback Policy (the “Policy”) of Groupon, Inc. (the “Company”), effective as of October 2, 2023, as adopted by the Compensation Committee of the Company’s Board of Directors.

Pursuant to such Policy, the undersigned hereby:

•acknowledges that he or she has been designated as (or assumed the position of) a Covered Officer (as defined in the Policy);

•acknowledges and consents to the Policy;

•acknowledges and consents to be bound by the terms of the Policy;

•agrees to fully cooperate with the Company in connection with any of the undersigned’s obligations to the Company pursuant to the Policy, including, without limitation, the repayment by or recovery from the undersigned of Covered Compensation (as defined in the Policy); and

•agrees that the Company may enforce its rights under the Policy through any and all reasonable means permitted under applicable law as the Company deems necessary or desirable under the Policy.

ACKNOWLEDGED AND AGREED:

Name:

Date: